FlitWays Comments on Operational Progress and Unusual Stock Price Movement

CULVER CITY, CA, June 13, 2017 -- CULVER CITY, CA FlitWays Technology Inc (OTC: FTWS), a Los Angeles-based global ground travel technology company, today provided a response to unwarranted stock movement and reaffirmed the progress in its core business.

FlitWays CEO Tobi Mac commented, “We know of no reason that our stock would have traded down as it has in the past two trading days, and is in complete discord with our fundamental operating performance.  There is no negative development in any part of our revenues, progress or prospects for success.

On May 19, 2017, FlitWays announced financial results for the first quarter of 2017 resulting in a 230% increase in sales and other record breaking metrics.

Mr.Mac, further added, “We had an amazing first quarter, growing our revenue by 230%, while simultaneously seeing growth across our key business metrics including; total users and recurring users. In addition, our Enterprise and Corporate Accounts have grown and that has helped to increase the transactional revenue. Overall, we had strong financial performance for this quarter.”

The following results reflect FlitWays financial performance and key operating metrics for the three months ended March 31, 2017.

First Quarter 2017 Key Business Metric Highlights

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Revenue grew in the first quarter of 2017, reflecting 230% growth compared to first quarter 2016

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Total Users grew to 310% compared to first quarter 2016

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Recurring Users also saw an increase of 75% compared to first quarter 2016

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Service Cities expansion grew to 170 cities compare to 110 cities as of September 2016.

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Drivers – Drivers and providers grew 55% year over year to approximately 15,100 as of September 2016.

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Mobile App Install grew 35% month over month.

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Enterprise & Corporate Accounts grew 38% compared to the first quarter of 2016.

First Quarter 2017 Revenue Summary

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Recurring User revenue totaled $94,000, representing 56% growth compared to the first quarter of 2016.

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Transactions revenue totaled $203,000, representing 230% growth compared to the first quarter of 2016.

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Enterprise & Corporate Account revenue totaled $109,000, representing 82% growth compared to the first quarter of 2016

“The strong growth is in line with our expectations. Because of additions to our executive team and securing new clients, we have a positive outlook for both the second quarter and the balance of the year.  FlitWays will continue to lead the advance of seamless billing, service and integration in the enterprise ground travel market”, Mr. Mac concluded.

The company plans to provide an additional update to investors in August 2017 with the opportunity to ask questions of the management team.

For additional information regarding FlitWays, visit www.FlitWays.com.

Additional information regarding FlitWays Technology, Inc. can also be found in the Company's most recent filings with SEC at www.sec.gov and further Company press releases.

About FlitWays:

FlitWays is travel company based in Los Angeles that provides both corporate enterprises and travelers a complete offering of ground transportation including taxi, ride share, car service and shuttles. FlitWays offers travel businesses like airlines, hotel, online travel agencies and travel managements company a way to offer ground transportation service into their existing add-on destination service which helps to connect the next mile experience for corporate and leisure travelers.

Media Contact

FlitWays IR

ir@flitways.com

855-710-0915 ex. 5

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